MANAGEMENT AGREEMENT

among

Preferred Apartment Communities, Inc.,

Preferred Apartment Communities Operating Partnership, L.P.

and

Preferred Apartment Advisors, LLC

Dated as of [                    ], 2010

TABLE OF CONTENTS

MANAGEMENT AGREEMENT dated as of [                    ], 2010, among Preferred Apartment Communities, Inc., a Maryland corporation (“PAC”), Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and Preferred Apartment Advisors, LLC, a Delaware limited liability company (the “Manager”).

WITNESSETH:

WHEREAS, PAC is a newly formed corporation that intends to invest in Target Assets (as defined below) and intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (as defined below);

WHEREAS, the Operating Partnership is a newly formed limited partnership that intends to invest in Target Assets and will be a subsidiary of PAC;

WHEREAS, PAC and the Operating Partnership desire to retain the Manager to administer the business activities and day-to-day operations of the Company (as defined below) to perform services for the Company in the manner and on the terms set forth herein; and

WHEREAS, the Manager wishes to be retained to administer such business activities and day-to-day operations and to provide such services;

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a)           The following terms shall have the respective meanings set forth below in this Section 1(a):

“Above-Market Rates” has the meaning set forth in Section 11(b).

“Acquisition Expenses” means any and all expenses, exclusive of Acquisition Fees, incurred by the Company, the Manager or any of their respective Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investment, whether or not acquired, including legal fees and expenses, travel and communications expenses, property inspection expenses, third party brokerage or finder’s fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and expenses, survey expenses, closing costs and the costs of performing due diligence.

“Acquisition Fee” means the fee payable to the Manager or its assignees pursuant to Section 7(a).

“Affiliate” means, with respect to a specified Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such specified Person, (ii) any general partner of such specified Person, and (iii) any Person for which such specified Person acts as a general partner.  For purposes of this definition, the terms “controlled”, “controlled by”, or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” means this Management Agreement, as amended or supplemented from time to time.

“AMEX” means NYSE Amex.

“Asset Management Fee” means the fee payable to the Manager pursuant to Section 7(b).

“Automatic Renewal Term” has the meaning set forth in Section 11(a).

“Bankruptcy Event” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period, or (iv) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Board” means the board of directors of PAC.  In every instance herein requiring approval of the Board or referring to policies or directions of the Board, for purposes of this Agreement, the Board shall be deemed to include any duly appointed and constituted committee of the Board with respect to each and every act that under the Governing Instruments or applicable law may be taken with the approval of a duly appointed and constituted committee of the Board, and references herein to the Board shall be deemed to include references to each such committee.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York or in Atlanta, Georgia are not required to be open.

“Cause Termination Notice” has the meaning set forth in Section 13(a).

“Change of Control” of an entity means a change in the direct or indirect (i) beneficial ownership of more than 50% of the combined voting power of such entity’s then outstanding equity interests, or (ii) power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or otherwise.

“Claim” has the meaning set forth in Section 9(c).

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of PAC.

“Closing Date” means the date of closing of the Initial Public Offering.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.  Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” means, collectively, PAC and the Operating Partnership.

“Company Entities” means, collectively, PAC, the Operating Partnership and each of their respective subsidiaries.

“Company Indemnified Party” has meaning set forth in Section 9(b).

“Competitive Real Estate Commission” means a real estate or brokerage commission for the purchase or sale of an asset which is reasonable, customary and competitive in light of the size, type and location of the asset.

“Conduct Policies” has the meaning set forth in Section 3.

“Confidential Information” has the meaning set forth in Section 6.

“Construction Fee, Development Fee and Landscaping Fee” means the fee payable to the Manager or its assignees pursuant to Section 7(e).

“Contract Sales Price” means the total consideration received by any of the Company Entities for the sale of an Investment, which total consideration shall include the amount of cash received, the fair market value of any property received and the amount of debt assumed by the purchaser to which a Company Entity is relieved of responsibility upon such disposition.

“Director” means a member of the Board.

“Disposition Fee on Sale of Assets” means the fee payable to the Manager or its assignees pursuant to Section 7(d).

“Effective Termination Date” has the meaning set forth in Section 11(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fees Accrued Upon Termination” means the amounts payable to the Manager or its assignees equal to the aggregate of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination if this Agreement is terminated (i) pursuant to a Change of Control of PAC, (ii) pursuant to a Termination Without Cause, (iii) by the Manager pursuant to Section 13(b), or (iv) based on a liquidation by the Company of all its assets.

“Financing Transaction” means any transaction with respect to any Investment involving any of the Company Entities incurring any mortgage or other indebtedness, including the entering into any line of credit, transaction involving the creation of any commercial mortgage-backed security and mezzanine financing.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General and Administrative Expenses Fee” means the fee payable to the Manager or its assignees pursuant to Section 8(b)(ii) in connection with the administration of the day-to-day operations and the performance and supervision of the performance of such other administrative functions necessary to the management of the Company.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and by-laws in the case of a corporation, the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating or limited liability company agreement in the case of a limited liability company, the declaration of trust or other comparable trust instrument in the case of a trust, or similar governing documents in the case of another type of entity, in each case, as the same may be amended from time to time.

“Indemnified Party” has the meaning set forth in Section 9(b).

“Independent Director” means a member of the Board who is “independent” in accordance with PAC’s Governing Instruments and the rules of the AMEX or such other securities exchange on which the shares of Class A Common Stock are listed.

“Initial Public Offering” means PAC’s sale of Class A Common Stock to the public through one or more underwriters pursuant to the Registration Statement.

“Initial Term” has the meaning set forth in Section 11(a).

“Investment” means any investment by any Company Entity, directly or indirectly, in Real Estate Assets, Real Estate Related Loans or any other asset.

“Investment Committee” means the investment committee formed by the Board.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines approved by the Board, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Directors).

“Investment Transaction” means any purchase, acquisition, exchange, sale or disposition, merger or interest exchange that results in the acquisition or disposition of, or other transaction involving, an Investment.

“Joint Ventures” means the joint venture or partnership or other similar arrangements (other than between or among any Company Entity) in which a Company Entity is a co-venturer, member, partner or other equity holder, which are established to own Investments.

“Losses” has the meaning set forth in Section 9(a).

“Manager” has the meaning set forth at the head of this Agreement and shall include any successor in interest thereto.

“Manager Change of Control” means a Change of Control of the Manager; provided, however, that no Manager Change of Control shall result from (i) any public offering of equity interests of the Manager, or (ii) any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof.

“Manager Indemnified Party” has the meaning set forth in Section 9(a).

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 6(a).

“Notice of Proposal to Negotiate” has the meaning set forth in Section 11(c).

“Operating Partnership” has the meaning at the head of this Agreement.

“PAC” has the meaning at the head of this Agreement.

“Person” or “person” means any natural person, corporation, partnership, association, limited liability company, estate, trust or joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof, or any other legal entity.

“Property Management and Leasing Fee” means the fee payable to the Manager or its assignees pursuant to Section 7(c).

“Real Estate Assets” means any investments by any Company Entity in unimproved or improved Real Property (including fee or leasehold interests, options and leases), directly, through one or more subsidiaries or through a Joint Venture.

“Real Estate Related Loans” means any investments in mortgage loans and other types of real estate related debt obligations, including mezzanine loans, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests and participations in such loans, by any Company Entity, directly, through one or more subsidiaries or through a Joint Venture.

“Real Property” means real property owned from time to time by any Company Entity, directly, through one or more subsidiaries or through a Joint Venture, which consists of (i) land only, (ii) land, including the buildings located thereon, (iii) buildings only, or (iv) such Investments the Board or the Manager designates as Real Property to the extent such Investments could be classified as Real Property.

“Registration Statement” means PAC’s Registration Statement on Form S-11 (Registration No. 333-168407), as amended from time to time, pursuant to which it is conducting or has conducted the Initial Public Offering.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Target Assets” means the types of assets described under “Business— Our Target Assets” in PAC’s prospectus included in the Registration Statement, subject to, and including any changes in, the Investment Guidelines.

“Termination Notice” has the meaning set forth in Section 11(b).

“Termination Without Cause” has the meaning set forth in Section 11(b).

(b)           As used herein, accounting terms relating to any Company Entity not defined in Section 1(a), and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           As used herein, “calendar quarters” shall mean the periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(d)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(e)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)           The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(g)           A reference to any gender shall be deemed to be a reference to all genders.

Section 2. Appointment and Duties of the Manager.

(a)           PAC and the Operating Partnership hereby appoint the Manager to manage and administer the Investments and day-to-day operations of the Company Entities, subject at all times to the further terms and conditions set forth in this Agreement and to the oversight of, and such further limitations or parameters consistent with this Agreement as may be imposed from time to time by, the Board.  The Manager will use commercially reasonable efforts to perform each of its duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 8.  The Company shall not appoint any other Person except the Manager to perform the duties and carry out the responsibilities of the Manager described herein, except as may otherwise be permitted by this Agreement and except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties.

(b)           The Manager, in its capacity as manager of the Investments and the day-to-day operations of the Company Entities, at all times will be subject to the oversight and direction of the Board, will act in a manner that is compliant with the provisions of the Governing Instruments of each Company Entity, will use commercially reasonable efforts to present to the Company potential investment opportunities and will perform its duties hereunder, including managing the Company’s business affairs in conformity with the Investment Guidelines and other policies that are determined and adopted by the Board.  PAC, the Operating Partnership and the Manager hereby acknowledge the adoption by the Board of the Investment Guidelines, including the Company’s investment strategy with respect to Target Assets.  PAC, the Operating Partnership and the Manager hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Assets shall require a change in, or supplement to, the Investment Guidelines.  The Company shall notify the Manager promptly of any amended, restated, supplemented or waived Investment Guidelines, including any modification or revocation of the Manager’s authority set forth in the Investment Guidelines; provided, however, that such modification or revocation shall not be applicable to investment transactions to which the Manager has committed any Company Entity prior to the date of receipt by the Manager of such notification.

(c)           The Manager will be responsible for the day-to-day operations of the Company Entities (which, for purposes of the Manager’s responsibilities in this Agreement, includes their respective subsidiaries) and will perform (or cause to be performed), subject to the Board’s oversight, such services and activities relating to the Investments and the day-to-day operations of the Company Entities as may be appropriate, which may include:

(i)  (A) proposing modifications to the Investment Guidelines to the Board, (B) periodically reviewing the Company’s Investment portfolio for compliance with the Investment Guidelines and reporting its findings to the Board, (C) periodically reviewing and reporting to the Board regarding the diversification of the Company’s Investment portfolio and the financing strategies, and (D) conducting or overseeing the provision of the services and activities set forth in this Section 2;

(ii)  investigating, analyzing, selecting, conducting due diligence with respect to, negotiating the terms and conditions of (including negotiating the forms of definitive agreements), arranging financing for and recommending to the Board in accordance with procedures adopted by the Board possible Investment Transactions consistent with the Investment Guidelines;

(iii)  with respect to prospective Investment Transactions and Financing Transactions, conducting negotiations (including negotiation of definitive agreements) with sellers, purchasers, prospective merger partners, lenders and other financing sources and brokers and, if applicable, their respective agents and representatives and closing Investment Transactions and Financing Transactions on behalf of the Company;

(iv)  effecting any private placement of interests in the Operating Partnership, tenancy-in-common or other interests in Investments as may be approved by the Board;

(v)  delivering to, or maintaining on behalf of, the Company copies of all appraisals obtained in connection with the Investments in any Real Estate Assets as may be required to be obtained by the Board;

(vi)  negotiating and causing the Company to enter into, within the discretionary limits and authority granted by the Board, repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. Government and other agreements and instruments required to conduct the business of the Company;

(vii)  engaging and supervising, at the expense of the Company, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, real estate brokerage services, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s operations, Investments, Investment Transactions or Financing Transactions;

(viii)  advising the Company on, preparing, negotiating and entering into, on behalf of the Company, applications and agreements relating to programs established by the U.S. Government;

(ix)  coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(x)  providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(xi)  entering into on behalf of the Company leases and service contracts in connection with the Investments and administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management under oversight by the Board, including the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xii)  communicating on the Company’s behalf with the holders of any equity or debt securities of PAC or the Operating Partnership as required to satisfy the reporting and other requirements of any governmental body or agency or trading market and to maintain effective relations with such holders;

(xiii)  evaluating and recommending to the Board hedging strategies and engaging on the Company’s behalf in hedging activities within the discretionary limits and authority as granted by the Board, consistent with the Company’s qualification as a REIT and with the Investment Guidelines;

(xiv)  counseling the Board and the Company regarding the maintenance of PAC’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause PAC to qualify for taxation as a REIT;

(xv)  counseling the Board and the Company regarding the maintenance of PAC’s exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause PAC to maintain such exemption from such status;

(xvi)  furnishing reports and statistical and economic research to the Board regarding the activities and services performed for the Company by the Manager, including reports with respect to potential conflicts of interest involving the Manager or any of its Affiliates;

(xvii)  monitoring the performance of the Investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xviii)  investing and reinvesting any moneys and securities of the Company within the discretionary limits and authority as granted by the Board (including investing in short-term investments pending investment in other Investments, payment of fees, costs and expenses) and advising the Company with respect to its equity and debt capitalization and its financing strategies, and the payments of dividends or distributions to PAC’s stockholders and the Operating Partnership’s partners;

(xix)  causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xx)  assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxi)  assisting the Company in complying with all laws and regulatory requirements applicable to the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, state or foreign securities laws or by the AMEX;

(xxii)  assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting information from stockholders to the extent required by the provisions of the Code applicable to REITs;

(xxiii)  handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company or the Company’s properties or assets may be subject arising out of the Company’s day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board;

(xxiv)  using commercially reasonable efforts to cause expenses incurred on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines proposed by the Manager and approved by the Board from time to time;

(xxv)  advising the Board regarding the Company’s equity and debt financings, hedging activities and joint venture arrangements including (A) advising the Board on the appropriateness of the Company’s leverage ratio, levels of preferred and common equity financing, pricing of equity offerings, derivative positions and strategies and off-balance sheet arrangements, and (B) seeking to execute on the Company’s behalf Financing Transactions, equity offerings, hedging transactions and joint ventures and off-balance sheet transactions consistent with the Board’s directions and the Company’s financing policies as approved by the Board;

(xxvi)  providing portfolio management services to the Company;

(xxvii)  arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business; and

(xxviii)  performing such other services as may be required from time to time for management and other activities relating to the Company’s assets and business as the Board shall reasonably request or the Manager shall deem appropriate under the particular circumstances.

(d)           The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the Persons referred to in Section 8 as the Manager deems necessary or advisable in connection with the management and operations of the Company.  In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

(e)           The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of PAC as a REIT or the Operating Partnership as a partnership under the Code or the Company’s status as an entity excluded from investment company status under the Investment Company Act, or (iii) would conflict with or violate (A) any law, rule or regulation of any governmental body or agency having jurisdiction over any Company Entity, (B) any rule of any exchange on which the securities of the Company may be listed, or (C) any applicable Governing Instruments.  The Manager may proceed with taking an action described above if further instructed to do so by the Board.  If the Manager is ordered to take any action by the Board, the Manager promptly shall notify the Board if it is the Manager’s judgment that such action would adversely and materially affect such qualification or status or conflict with or violate any such law, rule or regulation or Governing Instruments.  Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to any Company Entity, the Board, any of the stockholders, partners, members or other holders of equity interests of any Company Entity for any act or omission by the Manager or any of its Affiliates, except as provided in Section 9.

(f)           The Manager shall notify the Board of all proposed Investment Transactions before they are completed.  The Manager shall seek and obtain Board approval of any Investment Transaction that does not meet the Investment Guidelines.  Subject to this Section 7(f), the Manager may execute without Board approval (but, in all cases, with advance notice to the Board) any Investment Transaction that fits within the Investment Guidelines.  If any transaction requires approval by the Independent Directors, the Manager will deliver to the Independent Directors all documents and other information reasonably required by them to evaluate properly the proposed transaction.  With respect to Investment Transactions for which Board approval is not required but advance notice is required, the Manager shall provide to the Board a summary of its investment analysis with respect to the proposed Investment Transaction.  The Board may, at any time upon the giving of notice to the Manager, modify or revoke the authority set forth in this Section 2(f); provided, however, that such modification or revocation shall be effective upon receipt by the Manager and shall not be applicable to Investment Transactions to which the Manager has committed the Company prior to the date of receipt by the Manager of such notification.

(g)           The Company will take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, the AMEX’s Company Guide, the Code or other applicable law, rule or regulation on behalf of the Company in a timely manner.  The Company will use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

(h)           As frequently as the Manager may deem necessary or advisable, or at the direction of the Board, the Manager shall prepare (or, at the sole cost and expense of the Company, cause to be prepared) reports and other information relating to any proposed or consummated Investment.

(i)           The Manager shall prepare (or, at the sole cost and expense of the Company, cause to be prepared) all reports, financial or otherwise, reasonably required by the Board in order for the Company Entities to comply with their respective Governing Instruments or as otherwise reasonably requested by the Board, including an annual audit of PAC’s consolidated financial statements by a nationally recognized independent accounting firm.

(j)           The Manager shall prepare (or, at the sole cost and expense to the Company, cause to be prepared) regular reports for the Board to enable the Board to review the Company’s acquisitions, Investment portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board.

(k)           Officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, agents, nominees or signatories for any Company Entity, to the extent permitted by their respective Governing Instruments, by any resolutions duly adopted by the Board, the Operating Partnership or such subsidiary.  When executing documents or otherwise acting in such capacities for any Company Entity, such Persons shall indicate in what capacity they are executing on behalf of such Company Entity.  Without limiting the foregoing, while this Agreement is in effect, the Manager will establish a management team, including a chief executive officer and president or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company Entities hereunder, who shall devote such of their time to the management of the Investments and consideration of the Investment Guidelines and policies as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(l)           The Manager, at its sole cost and expense, shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage in respect to its obligations and activities under, or pursuant to, this Agreement, naming PAC and the Operating Partnership as additional insureds.

(m)           The Manager, at its sole cost and expense, shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the AMEX and as otherwise reasonably requested by the Company or the Board from time to time.

(n)           The Manager, at its sole cost and expense, shall maintain any required registration of the Manager or any Affiliate with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended, or with any state securities authority in any state in which the Manager or its Affiliate is required to be registered as an investment advisor under applicable state securities laws.

Section 3. Conduct Policies.

The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and the Company’s Policy on Insider Trading (collectively, the “Conduct Policies”) and will use commercially reasonable efforts to require the Persons who provide services to the Company to comply with the Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold such Persons to at least the standards of conduct set forth in the Conduct Policies.

Section 4. Additional Activities of the Manager; Non-Solicitation; Restrictions.

(a)           Subject to Section 4(c) and except as may be provided in the Investment Guidelines, nothing in this Agreement shall:  (i) prevent the Manager, any of its Affiliates or any of their respective officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person, whether or not the investment objectives or policies of any such other Person are similar to those of the Company; provided, however, that the Manager devotes sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement; or (ii) in any way bind or restrict the Manager, any of its Affiliates or any of their respective officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager, any of its Affiliates or any of their respective officers, directors or employees may be acting.

(b)           While information and recommendations supplied to the Company shall, in the Manager’s good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others.  The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that the Company is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others.

(c)           The Manager shall report to the Board any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Manager’s obligations to the Company and its obligations to or its interest in any other Person.  If the Manager or any of its Affiliates sponsored any other investment program with similar investment objectives to the Company that has investment funds available at the same time as the Company, the Manager shall inform the Board of the method to be applied by the Manager in allocating investment opportunities among the Company and competing investment entities and shall provide regular updates to the Board of the investment opportunities provided by the Manager to competing programs in order for the Board (including the Independent Directors) to evaluate that the Manager is allocating such opportunities in accordance with such method.

(d)          In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 11(b), for a period of two years from and after the date of such termination of this Agreement, the Company shall not (and shall cause each of the Company Entities to not), without the consent of the Manager, employ or otherwise retain (directly or indirectly any Company Entity) any Person who was employed as an executive by the Manager or any of its Affiliates on the date of such termination or any Person who shall have been employed as an executive by the Manager or any of its Affiliates at any time within the two-year period immediately preceding the date on which such Person is scheduled to commence employment with or otherwise be retained by the Company or any other Company Entity.  The Company acknowledges and agrees that, in addition to any damages, the Manager shall be entitled to equitable relief for any violation of this Section 4(d) by PAC or the Operating Partnership (directly or indirectly through any of their respective subsidiaries), including injunctive relief.

Section 5. Bank Accounts.

At the direction of the Board, the Manager may establish and maintain one or more bank accounts in the name of any Company Entity, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such policies, terms and conditions as the Company may establish and the Board may approve, provided that no funds shall be commingled with the funds of the Manager or its Affiliates.  The Manager shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, shall provide information regarding such account to the Company’s auditors.

Section 6. Records; Confidentiality.

(a)           The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company Entities at any time during normal business hours.  The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates and the officers, directors, employees, agents, representatives or advisors of the Manager or any of its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company, or filings with the AMEX or other applicable securities exchange or market, (iv) in presentations or other disclosures to the Company’s investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company.  The Manager will inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to obtain agreement from such Persons to treat such Confidential Information in accordance with the terms hereof.

(b)           Nothing herein shall prevent any Manager Permitted Disclosure Party from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however, that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide PAC with prompt written notice of such order, request or demand so that PAC may seek, at its sole expense, an appropriate protective order and/or waive any Manager Permitted Disclosure Party’s compliance with the provisions of this Agreement.  If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager Permitted Disclosure Party may disclose only that portion of such information that is legally required without liability hereunder; provided, however, that the Manager Permitted Disclosure Party agrees to exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(c)           Notwithstanding anything herein to the contrary, the following types of Confidential Information shall be deemed to be excluded from provisions hereof:  (i) any Confidential Information that is available to the public from a source other than the Manager or its Affiliates, (ii) any Confidential Information that is released in writing by any of the Company Entities to the public (except to the extent exempt under, and in compliance with, Regulation FD) or to persons who are not under similar obligation of confidentiality to any of the Company Entities; and (iii) any Confidential Information that is obtained by the Manager from a third party which, to the Manager’s knowledge, does not constitute a breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed.

(d)           The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of two years thereafter, provided that the parties will maintain trade secrets of the other party identified in writing as trade secrets, and which in fact constitute trade secrets, for a period of no longer than five years thereafter.

Section 7. Compensation.

(a)           Acquisition Fee.  The Company shall pay an Acquisition Fee to the Manager or its assignees as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Investments.  The total Acquisition Fee payable to the Manager or its assignees shall equal 1.0% of the purchase price of Real Estate Assets and 1.0% of the amount advanced for Real Estate Related Loans or other Investments (other than Real Estate Assets), along with reimbursement of Acquisition Expenses actually incurred by the Manager or any of its Affiliates; provided, however, that no Acquisition Fee will be payable until the Closing Date, although it may accrue before the Closing Date.  The purchase price of Real Estate Assets shall equal the amount paid or allocated to the acquisition (by purchase, investment or exchange) of the Real Estate Assets inclusive of expenses related thereto and the amount of debt assumed in connection with such Investment or to which such Investment may be subject following such acquisition, but exclusive of Acquisition Fees.  The purchase price allocable for an Investment held through a Joint Venture shall equal the product of (i) the purchase price of, or the amount advanced for, the Investment, as applicable, determined as stated above, and (ii) the direct or indirect ownership percentage in the Joint Venture held directly or indirectly by any Company Entity.  For purposes of this paragraph, “ownership percentage” shall be the percentage of capital stock, membership interests, partnership interests or other equity interests held by any Company Entity, without regard to classification of such equity interests.  The Company shall pay to the Manager or its assignees the Acquisition Fee promptly upon the closing of the Investment, subject to the proviso set forth above.

(b)           Asset Management Fee.  The Company shall pay a monthly Asset Management Fee to the Manager or its assignees as compensation for services rendered in connection with the management of the Investments.  The Asset Management Fee shall be payable monthly in cash or shares of PAC’s Class A Common Stock, at the option of the Manager, and shall be equal to one-twelfth of 0.50% of the total value of the Company’s assets (including cash or cash equivalents) held as of the last day of the immediately preceding month, based on the adjusted cost of the Company’s assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost of Real Estate Assets and Real Estate Related Loans will include the purchase price, Acquisition Expenses, capital expenditures and other customarily capitalized costs) and as adjusted for appropriate closing dates for individual asset acquisitions.  The Asset Management Fee will be appropriately pro rated for any partial month.

(c)           Property Management and Leasing Fee.  The Company shall pay a Property Management and Leasing Fee to the Manager or its assignees as compensation for services rendered in connection with the rental, leasing, operation and management of the Company’s Real Estate Assets and the supervision of any non-Affiliates that are engaged by the Manager to provide such services in an amount equal to 4.0% of the gross revenues of properties managed per month.  The Manager may subcontract the performance of its property management and leasing services duties to third parties (including its Affiliates) and pay all or a portion of the Property Management and Leasing Fee to such persons with whom it contracts for these services. The Manager will be responsible for all fees payable to third parties (including its Affiliates) in connection with subcontracted property management and leasing duties. The Property Management and Leasing Fee will be payable monthly in arrears, based on the actual gross revenues for the prior month.

(d)           Disposition Fee on Sale of Assets.  In connection with a sale or other disposition of an Investment (except for such Investments that are traded on a national securities exchange) in which the Manager or any Affiliate of the Manager provides a substantial amount of services, as determined by a majority of the Independent Directors, the Company shall pay to the Manager or its assignees a Disposition Fee on Sale of Assets up to the lesser of (i) one-half of a Competitive Real Estate Commission and (ii) 1.0% of the Contract Sales Price of such Investment; provided, however, that in no event may the Disposition Fee on Sale of Assets paid to the Manager, its Affiliates and non-Affiliates exceed the lesser of 6.0% of the Contract Sales Price and a Competitive Real Estate Commission.  If the sale or disposition involves the receipt of publicly traded securities or operating partnership units that may be redeemed for or converted into publicly traded securities, then the Disposition Fee on Sale of Assets shall be receivable upon the receipt of such consideration, notwithstanding the fact that such consideration may at that time be publicly traded or valued by reference to a publicly traded security.

(e)           Construction Fee, Development Fee and Landscaping Fee.  The Company shall pay a Construction Fee, Development Fee and/or Landscaping Fee to the Manager or its assignees as compensation for services rendered in connection with the construction, development or landscaping of the Real Estate Assets and the supervision of any non-Affiliates that are engaged by then Manager to provide such services in an amount equal to the customary and competitive market rates in light of the size, type and location of the Real Estate Assets.

(f)           Exclusion of Certain Transactions.  If any Company Entity shall propose to enter into any transaction in which the Manager, any Affiliate of the Manager or any of the Manager’s directors or officers has a direct or indirect interest, then such transaction shall be approved by a majority of the Board not otherwise interested in such transaction, including a majority of the Independent Directors.

(g)           Limitation on Total Asset Management Fees, Property Management and Leasing Fees and General and Administrative Expenses Fee.  The total amount of the Asset Management Fees, Property Management and Leasing Fees and General and Administrative Expenses Fee payable in connection with the Company’s investments paid or reimbursed to the Manager shall not exceed 1.50% of the total value of the Company’s assets (including cash and cash equivalents) based on the adjusted cost of the Company’s assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost will include the gross contract purchase price, Acquisition Expenses, capital expenditures and other customarily capitalized costs).

(h)           General and Administrative Expenses Fee.  The Company shall pay General and Administrative Expenses Fee in an amount equal to 2.0% of the gross revenues of the Company per month.

Section 8. Expenses of the Company.

(a)           The Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement (including each of the officers and directors of the Company who are also directors, officers, employees or agents of the Manager or any of its Affiliates), including salaries, bonus and other wages, payroll taxes, the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.  For the avoidance of doubt, any equity incentive plan of PAC or the Operating Partnership in which any person referred to above participates shall be excluded from the operation of this Section 8(a).

(b)           The Company shall pay (or cause to be paid) all the costs and expenses of each Company Entity and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of any Company Entity, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 8(a) and subject to Section 7(g).  Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company Entities shall be paid (or caused to be paid) by the Company and shall not be paid by the Manager or Affiliates of the Manager:

(i)  Acquisition Expenses incurred in connection with the selection and acquisition of Investments;

(ii)  General and Administrative Expenses;

(iii)  expenses in connection with the issuance of securities of the Company, any Financing Transaction and other costs incident to the acquisition, disposition and financing of the Investments;

(iv)  costs of legal, tax, accounting, consulting, auditing and other similar services rendered to the Company by providers retained by the Manager, or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(v)  the compensation and expenses of the Directors and the cost of liability insurance to indemnify the Company and its officers and the Directors;

(vi)  expenses connected with communications to holders of the securities of any Company Entity and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing PAC’s annual report to its stockholders or the Operating Partnership’s partners, as applicable, and proxy materials with respect to any meeting of PAC’s stockholders or the Operating Partnership’s partners, as applicable;

(vii)  costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company Entities;

(viii)  expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or in connection with any Financing Transaction;

(ix)  costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(x)  the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi)  all taxes and license fees;

(xii)  all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(xiii)  costs and expenses incurred in contracting with third parties;

(xiv)  all other costs and expenses relating to the Company’s business and investment operations, including the costs and expenses of owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xv)  expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company Entities or the Investments of the Company separate from the office or offices of the Manager;

(xvi)  expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board, the Operating Partnership or other governing body to or on account of holders of the securities of any Company Entity, including in connection with any dividend reinvestment plan;

(xvii)  any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against any Company Entity, or against any trustee, director, partner, member or officer of such Company Entity in his capacity as such for which such Company Entity is required to indemnify such trustee, director, partner, member or officer pursuant to the applicable Governing Instruments or any agreement or other instrument or by any court or governmental agency; and

(xviii)  all other expenses actually incurred by the Manager (except as otherwise specified herein) which are reasonably necessary or advisable for the performance by the Manager of its duties and functions under this Agreement.

(c)           Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager.  The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within 30 days after the end of each month.  The Company shall pay all amounts payable to the Manager pursuant to this Section 8(c) within five Business Days after the receipt of the written statement without demand, deduction, offset or delay.  Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.  The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 9. Limits of the Manager’s Responsibility; Indemnification.

(a)           The Manager, its Affiliates and their respective directors, officers, employees, partners, members, stockholders, other equity holders agents and representatives (each, a “Manager Indemnified Party”), will not be liable to any Company Entity or any of the stockholders, partners, members or other holders equity interests of any Company Entity for any acts or omissions by any Manager Indemnified Party performed in accordance with and pursuant to this Agreement, except by reason of any act or omission constituting bad faith, willful misconduct or gross negligence on the part of such Manager Indemnified Party.  The Company shall, to the fullest lawful extent, reimburse, indemnify and hold harmless each Manager Indemnified Party, of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and costs of investigation) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct or gross negligence on the part of such Manager Indemnified Party.  In addition, the Company shall advance funds to a Manager Indemnified Party for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is being sought, provided that such Manager Indemnified Party undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such Manager Indemnified Party is found pursuant to a final and non-appealable order or judgment to not be entitled to indemnification.

(b)           The Manager shall, to the fullest lawful extent, reimburse, indemnify and hold harmless the Company (each, a “Company Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct or gross negligence on the part of the Manager, or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.  The Manager assumes no responsibility under this Agreement other than to render in good faith the services specifically designated as to be provided by the Manager hereunder and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines.  A Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party.”

(c)           In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 9; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights except to the extent that the indemnifying party is actually prejudiced thereby.  Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding.  In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith.  The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (A) such settlement is without any Losses whatsoever to such Indemnified Party, (B) the settlement does not include or require any admission of liability or culpability by such Indemnified Party, (C) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim, and (D) such settlement does not provide for any equitable relief.  The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof.  If such Indemnified Party is entitled pursuant to this Section 9 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party.  Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 9.

(d)           The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement.

Section 10. No Joint Venture.

The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

Section 11. Term; Renewal; Termination Without Cause.

(a)           This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Closing Date (the “Initial Term”).  After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”), unless the Company or the Manager elects not to renew this Agreement in accordance with Section 11(b) or Section 11(d), respectively.

(b)           Notwithstanding any other provision of this Agreement to the contrary, upon written notice provided to the Manager no later than 180 days prior to the expiration of the Initial Term or any Automatic Renewal Term (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds of the Independent Directors that includes a finding by such two-thirds majority either that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company Entities, taken as a whole, or (ii) the fees payable to the Manager under Section 7 are not, taken as a whole, in accordance with then-current market rates charged by asset management companies rendering services similar to those rendered by the Manager (“Above-Market Rates”), subject to Section 11(c) and only after reasonable investigation by the Independent Directors as to the market rates charged by similarly situated managers.  In the event of a Termination Without Cause, the Company shall pay the Manager the Fees Accrued Upon Termination before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”).  The Company may terminate this Agreement for cause pursuant to Section 13 even after a Termination Notice and, in such case, no Fees Accrued Upon Termination shall be payable.

(c)           Notwithstanding the provisions of Section 11(b), if the reason for nonrenewal specified in the Company’s Termination Notice is that two-thirds of the Independent Directors have determined that the fees payable to the Manager under Section 7 are, taken as a whole, at Above-Market Rates, then the Company shall not have the foregoing nonrenewal right if the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at rates that at least two-thirds of the Independent Directors determine to be at or below market rates, taken as a whole; provided, however, that if the Independent Directors have made such a determination, the Manager shall have the right to renegotiate the rate of fees payable to the Manager under Section 7 as so determined by the Independent Directors, by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the fees payable to the Manager under Section 7.  Thereupon, the Company and the Manager shall endeavor to negotiate the fees payable to the Manager under Section 7 in good faith.  Provided that the Company and the Manager agree to a revised fee structure under Section 7 within 60 days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the compensation structure shall be the revised compensation structure as then agreed upon by the Company and the Manager.  The Company and the Manager agree to execute and deliver an amendment of this Agreement setting forth such revised fee structure promptly upon reaching an agreement regarding same.  If the Company and the Manager are unable to agree to a revised compensation structure during such 60-day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Fees Accrued Upon Termination upon the Effective Termination Date.

(d)           No later than 180 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing the Company of the Manager’s intention to discontinue performance of services pursuant to this Agreement as of the upcoming expiration date, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice.  The Company shall not be required to pay to the Manager the Fees Accrued Upon Termination if the Manager terminates this Agreement pursuant to this Section 11(d).

(e)           Except as set forth in this Section 11, a non-renewal of this Agreement pursuant to this Section 11 shall be without any further liability or obligation of any party to the others, except as provided in Sections 6, 8, 9 and 15.

(f)           The Manager shall cooperate with the Company in executing an orderly transition of the management of PAC’s consolidated assets to a new manager.

Section 12. Assignments.

(a)           Assignments by the Manager.  This Agreement shall terminate automatically without payment of the Fees Accrued Upon Termination in the event of its assignment, in whole or in part, by the Manager, unless such assignment has been consented to in writing by (i) the Company with the consent of a majority of the Independent Directors, and (ii) the Operating Partnership.  Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of the assignee under any such assignment to the same extent had such delegation not occurred.  In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager.  Notwithstanding the foregoing, the Manager may, without the approval of the Company’s Independent Directors, (A) assign this Agreement to an Affiliate of the Manager, and (B) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance to the same extent had such delegation not occurred, in each case so long as assignment or delegation does not require the Company’s approval under the Investment Company Act (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent).  Nothing contained in this Agreement shall preclude any pledge, hypothecation, assignment or other transfer of any amounts payable to the Manager under this Agreement.

(b)           Assignments by the Company.  This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 13. Termination for Cause.

(a)           The Company may terminate this Agreement for cause effective upon 30 days’ prior written notice of termination from the Company to the Manager (a “Cause Termination Notice”), without payment of any Fees Accrued Upon Termination, upon the occurrence of:

(i) a breach by the Manager, its agents or its assignees of any material provision of this Agreement and such breach shall continue for a period of 60 days after written notice thereof specifying such breach and requesting that the same be remedied in such 60-day period (or 90 days after written notice of such breach if the Manager takes steps to cure such breach within 60 days of the written notice);

(ii) a Bankruptcy Event with respect to the Manager,

(iii) a Manager Change of Control which a majority of the Independent Directors has determined to be materially detrimental to the Company Entities, taken as a whole;

(iv) the dissolution of the Manager; or

(v) (A) a final determination by a court that the Manager has committed fraud against the Company, the Manager has embezzled funds of the Company or the Manager has otherwise acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement, (B) which act of fraud, embezzlement or other act or failure to act described in clause (v)(A) above has had a material adverse effect on the consolidated business, operations and financial condition of the Company, and (C) where a majority of the Independent Directors of PAC has voted affirmatively to terminate this Agreement for cause as a result of such fraud, embezzlement or other act or failure to act, which vote shall have occurred within 30 days following the final determination referred to in clause (v)(A) above; provided, however, if such fraud, embezzlement or other act or failure to act was committed by a person other than an executive officer of the Manager, then the Manager can cure the same by terminating the employment of such person on or prior to the 30th day following such final determination, in which event the Company shall cease to have the right to terminate this Agreement for cause pursuant to this Section 13(a) and any Cause Termination Notice previously given in reliance on this clause (v) automatically shall be deemed to have been rescinded and nugatory.

(b)           The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company if the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 60 days after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period.  The Company shall be required to pay to the Manager the Fees Accrued Upon Termination if the termination of this Agreement is made pursuant to this Section 13(b).

(c)           The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Manager shall not be entitled to payment of the Fees Accrued Upon Termination.

Section 14. Action Upon Termination.

From and after the effective date of termination of this Agreement pursuant to Section 11, 12 or 13, the Manager shall not be entitled to compensation for further services hereunder.  If the Manager is terminated pursuant to Sections 11(b) or 13(b), it shall be paid all Fees Accrued Upon Termination.  Upon any such termination, the Manager shall forthwith:

(a)           after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to each Company Entity all money collected and held for the account of such Company Entity pursuant to this Agreement;

(b)           deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company Entities;

(c)           deliver to the Board all property and documents of the Company Entities then in the custody of the Manager; and

(d)           cooperate with the Company Entities to provide an orderly management transition.

Section 15. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company (which, for the purposes of this Section 15, shall be deemed to include any and all of their respective subsidiaries, if any) held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company.  Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company or within a reasonable period of time, but in no event later than 60 days following such request.  Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board, PAC’s stockholders, the Operating Partnership’s partners or any of the directors or equity holders of any subsidiary of the Company for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 15.  The Company shall indemnify the Manager Indemnified Parties against any and all Losses which arise in connection with the Manager’s proper release of such money or other property to the Company in accordance with the terms of this Section 15.  Indemnification pursuant to this provision shall be in addition to any right of the Manager Indemnified Parties to indemnification under Section 9.

Section 16. Miscellaneous.

(a)           Notices.  All notices, requests, communications and demands (each a “Notice”) to, with or upon any of the respective parties shall be in writing and sent by (i) personal delivery, (ii) reputable overnight courier, (iii) facsimile transmission with telephonic confirmation (provided that such Notice also is sent contemporaneously by another method provided for in this Section 16(a)), or (iv) registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16(a)):

PAC:	Preferred Apartment Communities, Inc. 3625 Cumberland Boulevard, Suite 400 Atlanta, Georgia 30339 Attention: Leonard A. Silverstein, Esq. Attention: Jeffrey R. Sprain, Esq. Fax: (770) 818-4105
with a copy to:	Proskauer Rose LLP 1585 Broadway New York, New York 10036 Attention: Peter M. Fass, Esq. Attention: James P. Gerkis, Esq. Fax: (212) 969-2900
The Operating Partnership:	Preferred Apartment Communities, Inc. 3625 Cumberland Boulevard, Suite 400 Atlanta, Georgia 30339 Attention: Leonard A. Silverstein, Esq. Attention: Jeffrey R. Sprain, Esq. Fax: (770) 818-4105
with a copy to:	Proskauer Rose LLP 1585 Broadway New York, New York 10036 Attention: Peter M. Fass, Esq. Attention: James P. Gerkis, Esq. Fax: (212) 969-2900

The Manager:	Preferred Apartment Advisors, LLC 3625 Cumberland Boulevard, Suite 400 Atlanta, Georgia 30339 Attention: Leonard A. Silverstein, Esq. Attention: Jeffrey R. Sprain, Esq. Fax: (770) 818-4105
with a copy to:	Bass, Berry & Sims PLC 100 Peabody Place, Suite 900 Memphis, Tennessee 38103 Attention: John A. Good, Esq. Fax: (901) 543-5901

Any Notice sent as aforesaid shall be deemed given and effective upon actual receipt (or refusal of receipt).

(b)           Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  Except as provided in this Agreement with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)           Integration.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

(d)           Amendments.  This Agreement, nor any terms hereof, may not be amended or supplemented except in an instrument in writing executed by the parties hereto.

(e)           GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f)           WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(h)           Costs and Expenses.  Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of this Agreement, and all matters incident thereto.  If any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

(i)           Section Headings.  The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(j)           Counterparts.  This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of separate counterparts, and all of which taken together shall be deemed to constitute one and the same instrument.

(k)           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

PREFERRED APARTMENT COMMUNITIES, INC.

By:
Name:
Title:

PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.

By:	Preferred Apartment Communities, Inc.
its General Partner

By:
Name:
Title:

PREFERRED APARTMENT ADVISORS, LLC

By:	NELL Partners, Inc.
its Managing Member

By:
Name:
Title:

Exhibit A

Investment Guidelines

1.	No Investment shall be made by the Manager that would cause PAC to fail to qualify as a REIT under the Code.

2.	No Investment shall be made by the Manager that would cause either PAC or the Operating Partnership to be regulated as an investment company under the Investment Company Act.

3.
Until appropriate investments in Investments are identified, the Manager may invest the proceeds of the Initial Public Offering and any future offerings of PAC’s or the Operating Partnership’s securities for cash in interest-bearing, short-term, investment-grade investments, subject to the requirements for PAC’s qualification as a REIT under the Code.

4.	Investment Deployment Quantitative Limits:

(a)	No more than 15% of the Company’s total assets may be invested by the Manager in any one single asset or transaction.

(b)	No more than 25% of the Company’s total assets may be invested by the Manager in any metropolitan statistical area (MSA).

(c)	The Company’s aggregate borrowings (secured and unsecured) will not exceed 75% of the cost of its tangible assets at the time of any new borrowing.

5.	Investment Deployment Qualitative Guidelines:

(a)	Multifamily related assets where the associated real property asset is located in an MSA with an aggregate population in excess of approximately 1,000,000.

(b)	Multifamily related assets where the associated real property asset has at least 100 units.

(c)
Multifamily related assets where the associated real property was built or substantially renovated after January 1, 1990 and, to the knowledge of the Manager, does not possess any design flaws and is not functionally obsolete.